Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-05987, 333-59941, 033-62887, 333-69306, 333-123232 on Forms S-8 of our reports dated March 15, 2010, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for noncontrolling interests in 2007 and 2008) and financial statement schedule of Michael Baker Corporation (the “Company”), and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
March 15, 2010